Exhibit 10.4

LIQUIDMETAL TECHNOLOGIES, INC.

30452 Esperanza

Rancho Santa Margarita, CA 92688

March 10, 2016

______________

______________

______________

Re:	Amendment to Change of Control Agreement

Dear Bruce:

This letter agreement (“Letter Agreement”) relates to that certain Change of Control Agreement, dated February 4, 2016 (“Change of Control Agreement”), between you and Liquidmetal Technologies, Inc., a Delaware corporation (“Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Change of Control Agreement. By signing a copy of this Letter Agreement and delivering a copy thereof to the Company, you acknowledge and agree as follows as of the date first set forth above:

1.	Amendments to Change of Control Agreement. (a) Section 1 of the Change of Control Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“1.     Severance Benefits. In the event that: (i) a Change of Control is consummated, (ii) your employment with the Company is thereafter terminated by the Company for any reason other than for Cause or you terminate your employment with the Company for Good Reason, and (iii) such termination occurs on or before the first (1st) anniversary of the date on which the Change of Control is consumed (a “Qualified Termination”), then the Company will pay you a lump sum in cash equal to twelve (12) months of your current annual base salary at the date of such termination (the “Severance Payment”). The Severance Payment shall be paid to you, net any applicable tax or other legally required withholdings, within three (3) business days after the effective date of your termination of employment.”

(b) Section 2.2 of the Change of Control Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“2.2     “Change of Control” shall be deemed to take place if hereafter (i) any person, entity, or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), other than an affiliate or subsidiary of the Company or an employee benefit plan established or maintained by the Company, a subsidiary of the Company, or any of their respective affiliates, acquires more than 50.0% of the combined voting power of the Company’s then outstanding securities; or (ii) the consummation of (A) a merger or consolidation of the Company with or into another corporation unless, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own more than 50.0% of the aggregate voting power of the Company or the successor entity of such transaction, or (B) a sale or disposition of all or substantially all of the Company’s assets.

2.

All Provisions Remain In Effect. Unless expressly modified hereby, all other terms and provisions of the Change of Control Agreement remain in full force and effect and are hereby ratified and reaffirmed by each of the parties hereto. The Change of Control Agreement shall, together with this Letter Agreement, be read and construed as a single agreement. All references to the Change of Control Agreement or any related agreement or instrument shall hereafter refer to the Change of Control Agreement as amended by this Letter Agreement.

3.

Governing Law; Severability. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of laws. If any provision of this Letter Agreement for any reason found to be unenforceable, the remainder of this Letter Agreement shall continue in full force and effect.

4.

Counterparts. This Letter Agreement may be executed in one or more facsimile (or other electronic transmission) counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

Very truly yours,

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title:

Accepted and agreed as of the date hereof:

[_________________]

By: